Exhibit 99.1

GSI Technology, Inc. Reports Third-Quarter Fiscal 2011 Results

SUNNYVALE, Calif.--January 27, 2011--GSI Technology, Inc. (Nasdaq: GSIT) today reported net income of $5.8 million, or $0.20 per diluted share, on net revenues of $26.2 million for its third quarter ended December 31, 2010. In the same period a year ago, the Company earned $2.0 million, or $0.07 per diluted share, on net revenues of $17.4 million. In the prior quarter ended September 30, 2010, the Company earned $5.2 million, or $0.18 per diluted share, on net revenues of $26.7 million.

Pre-tax income in the third quarter — the Company’s twenty-ninth consecutive quarter of profitability — was $6.7 million, unchanged from the second quarter; net income in the third quarter included a provision for income taxes of $814,000 compared to a provision of $1.5 million in the second quarter.

For the nine months ended December 31, 2010, net income was $15.5 million, or $0.53 per diluted share, on net revenues of $75.9 million, compared to net income of $6.6 million, or $0.24 per diluted share, on net revenues of $46.3 million in the first nine months of fiscal 2010; the provision for income taxes was $3.6 million compared to $1.5 million in the year-ago period.

“As expected,” said Lee-Lean Shu, Chairman and Chief Executive Officer, “on a sequential basis third-quarter net revenues declined slightly — by $503,000, or 1.9% — from $26.7 million in the second quarter. They were nonetheless somewhat higher than we had forecast last October due to higher than expected levels of shipments to our largest customer’s contract manufacturers during the third quarter, some of which were a result of contractually required consignment hub pulls by the customer’s contract manufacturers, indicating draw-downs from consignment inventory in advance of the customer’s actual manufacturing requirements. The slowdown in business for this customer that we had expected in our third quarter now appears to have been pushed out to our fourth quarter, and this anticipated slowdown is expected to result in a sequential decline in fourth quarter revenues. Gross margin was also slightly higher than anticipated due primarily to a product mix that favored higher-density devices.”

Third-quarter gross margin and operating margin were, respectively, 46.2% and 25.5% compared to 45.5% and 25.0% in the second quarter of fiscal 2011 and 43.0% and 13.5% in the third quarter of fiscal 2010. “The sequential increase in third-quarter operating margin — which was at the upper end of our target range — mirrored the increase in gross margin, the latter reflecting a reduction of $448,000 in cost of goods sold that offset the aforementioned $503,000 decline in net revenues,” noted Shu.

Included in cost of goods sold in the second quarter of fiscal 2011 and the third quarter of fiscal 2010 were approximately $100,000 and $150,000, respectively, related to amortization of masks valued at approximately $600,000 that were part of the Company's August 2009 acquisition of substantially all the assets of Sony Electronics' SRAM product line; no such expense was incurred in the third quarter of fiscal 2011, as the value of the masks had been fully amortized.

Selling, general and administrative expense was $2.8 million, or 10.6% of revenues, in the third quarter of fiscal 2011 compared to $2.6 million, or 9.8% of revenues, in the second quarter, and $2.8 million, or 16.1% of revenues, in the third quarter of fiscal 2010. The increase of $158,000 in SG&A over the second quarter — largely attributable to audit-related professional fees — was more than offset by a $232,000 decrease in research and development expenses, which were $2.6 million for the quarter.

“As we noted last quarter, with the Sony acquisition and the ramp in design personnel associated with the LLDRAM project substantially completed, we do not anticipate significant increases in quarterly R&D expense over the next several quarters,” said Shu. “Nor, given the substantial leverage inherent in our fixed costs, do we anticipate any significant increase in quarterly SG&A expense to support anticipated revenue growth. We remain optimistic that we can sustain operating margins within the mid-twenty-percent range.”

Third-quarter direct and indirect sales to Cisco Systems, the Company’s largest customer, were $9.8 million, or 37.2% of net revenues, compared to $10.4 million, or 39.1% of net revenues in the second quarter and $6.7 million, or 38.4% of net revenues, in the comparable period a year ago. Sales to Huawei Technologies, typically the Company’s second-largest customer, were $2.8 million, or 10.7% of net revenues, in the third quarter, compared to $2.7 million, or 10.1% of net revenues, in the second quarter, and $1.6 million, or 9.3% of net revenues, in the third quarter of fiscal 2010. Military/defense sales were 8.8% of shipments compared to 7.7% of shipments in the second quarter and 11.2% of shipments in the comparable period a year ago.

SigmaQuad sales — which as recently as two years ago were approximately 15% of total shipments — continue to support top-line growth, comprising 28.8% of total shipments in the third quarter compared to 32.1% in the second quarter and 20.4% in the third quarter of fiscal 2010. Sales of SigmaRAM and CSRAM products, included in the Sony acquisition, likewise continue to enhance net revenues. In the third quarter they accounted for $4.0 million of sales (all to Cisco), compared to $3.5 million in the second quarter and $1.9 million in the third quarter of fiscal 2010; since the acquisition, these products have contributed approximately $16.1 million to net revenues.

Total third-quarter pre-tax stock-based compensation expense was $428,000 compared to $430,000 in the second quarter and $411,000 in the comparable quarter a year ago.

At December 31, 2010, the Company had $50.0 million in cash, cash equivalents and short-term investments, $28.4 million in long-term investments, $75.9 million in working capital, no debt, and stockholders’ equity of $118.4 million.

Outlook for Fourth-Quarter Fiscal 2011

We currently expect net revenues in the fourth quarter of fiscal 2011 to be in the range of $23.5 million to $24.5 million, with gross margin of approximately 45%; operating expenses are expected to be approximately $150,000 lower than in the third quarter.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Conference Call

GSI Technology will review its financial results for the quarter ended December 31, 2010 and discuss its current business outlook during a conference call for investors at 1:30 p.m. PST (4:30 p.m. EST) today, January 27, 2011. To listen to the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start time and provide conference ID 35848116. You may also listen to the teleconference live via the Internet at www.gsitechnology.com or www.earnings.com. For those unable to attend, these Web sites will archive the call.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; and intensive competition. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

(financial tables follow)

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009

Net revenues	$26,244	$26,747	$17,430	$75,909	$46,314
Cost of goods sold	14,121	14,569	9,936	40,791	26,268

Gross profit	12,123	12,178	7,494	35,118	20,046

Operating expenses:

Research & development	2,632	2,864	2,335	8,031	6,658
Selling, general and administrative	2,791	2,633	2,814	8,252	7,147
Total operating expenses	5,423	5,497	5,149	16,283	13,805

Operating income	6,700	6,681	2,345	18,835	6,241

Interest and other income, net	(48)	23	198	216	1,832

Income before income taxes	6,652	6,704	2,543	19,051	8,073
Provision for income taxes	814	1,457	532	3,587	1,495
Net income	$5,838	$5,247	$2,011	$15,464	$6,578

Net income per share, basic	$0.21	$0.19	$0.07	$0.56	$0.24
Net income per share, diluted	$0.20	$0.18	$0.07	$0.53	$0.24

Weighted-average shares used in computing per share amounts:

Basic	28,076	27,825	27,108	27,858	26,986
Diluted	29,751	29,075	27,696	29,245	27,538

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2010	2010	2009	2010	2009

Cost of goods sold	$60	$89	$74	$236	$216
Research & development	208	199	204	622	496
Selling, general and administrative	160	142	133	446	372
	$428	$430	$411	$1,304	$1,084

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Dec. 31, 2010	March 31, 2010
Cash and cash equivalents	$24,219	$24,658
Short-term investments	25,823	22,120
Accounts receivable	11,833	9,241
Inventory	22,492	15,436
Other current assets	6,805	5,163
Net property and equipment	14,073	12,344
Long-term investments	28,410	22,565
Other assets	1,459	1,601
Total assets	$135,114	$113,128

Current liabilities	$15,311	$13,571
Long-term liabilities	1,375	838
Stockholders' equity	118,428	98,719
Total liabilities and stockholders' equity	$135,114	$113,128

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550